UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):
March 21, 2022

BGSF, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36704	26-0656684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
5850 Granite Parkway, Suite 730
Plano, Texas 75024
(Address of principal executive offices, including zip code)

(972) 692-2400
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BGSF	NYSE

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 21, 2022, BGSF, Inc. (the “Company”) completed the previously announced sale to Sentech Engineering Services, Inc. (“Sentech”) of substantially all of the assets pertaining to the Company’s Light Industrial segment. The Light Industrial segment provided field talent primarily to manufacturing, distribution, logistics, and call center client partners needing a flexible workforce and operated under the “InStaff” trade name. The sale was completed pursuant to an Asset Purchase Agreement, dated as of February 28, 2022, by and among the Company, Sentech, and Job and Talent Holding Limited, the indirect parent of Sentech, solely as guarantor of certain obligations of Sentech.

Under the Asset Purchase Agreement, Sentech (i) paid to the Company approximately $30.3 million at the closing of the transaction, (ii) subject to the terms and conditions of the Asset Purchase Agreement, is required to pay to the Company an additional $2 million on the first anniversary of the closing of the transaction, and (iii) assumed certain liabilities and obligations of the Company pertaining to the Light Industrial segment. The Asset Purchase Agreement further provides for customary purchase price adjustments, including a net working capital adjustment. Job and Talent Holding Limited has guaranteed certain of Sentech’s obligations under the Asset Purchase Agreement.

The Asset Purchase Agreement contains customary representations and warranties (which were made only for the purpose of allocating contractual risk between the parties to the Asset Purchase Agreement, may be subject to standards of materiality that differ from those that are applicable to investors and may be qualified by disclosures between the parties, and should not be relied on by third parties), covenants (including certain non-competition and non-solicitation covenants restricting the Company with respect to the light industrial staffing business), and indemnification provisions. The Company has agreed to provide certain back-office services to Sentech for a limited period of time.

The Company anticipates using the proceeds from the transaction to, among other things, deploy additional capital into managed services and high-end consulting solutions, drive geographic expansion in the Company’s Real Estate segment, pursue potential acquisition opportunities, and reduce outstanding indebtedness, and for general corporate purposes.

The Company has omitted the inclusion of pro forma financial information herein with respect to the sale described above because the Light Industrial segment was classified as a discontinued operation for all periods presented in the Company’s historical consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2021, filed with the SEC on March 10, 2022.

The Asset Purchase Agreement is filed as Exhibit 2.1 hereto. The above description of the Asset Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of Exhibit 2.1, which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1*
Asset Purchase Agreement, dated as of February 28, 2022, by and between BGSF, Inc., Sentech Engineering Services, Inc., and Job and Talent Holding Limited (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on March 2, 2022)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
*Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and similar attachments have been omitted. The Company hereby agrees to furnish a copy of any omitted schedule or attachment to the staff of the Securities and Exchange Commission upon request.

Forward Looking Statements

The forward-looking statements in this Current Report on Form 8-K are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements regarding the Company’s future financial performance and the expectations and objectives of the Company’s board or management. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of the impact of the transaction on the Company’s business, the use of transaction proceeds, and the various other risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “allows,” “believes,” “plans,” “expects,” “estimates,” “should,” “would,” “may,” “might,” “forward,” “will,” “intends,” “continue,” “outlook,” “temporarily,” “progressing,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BGSF, INC.

Date:	March 23, 2022	By:	/s/ Dan Hollenbach
		Name: Title:	Dan Hollenbach Chief Financial Officer and Secretary (Principal Financial Officer)